Exhibit 10.10

BANCFIRST CORPORATION Employee Stock OWNERSHIP PLAN

2019 AMENDMENT Number one

ARTICLE I.
PURPOSE AND EFFECTIVE DATE

1.1Purpose and Explanation of Amendment.  BancFirst Corporation (“BancFirst”) is the Sponsor of the BancFirst Corporation Employee Stock Ownership Plan (the “ESOP”).  BancFirst intends to amend the ESOP to provide for eligibility of employees of Pegasus Bank.

1.2Effective date of Amendment.  This Amendment is effective as indicated herein.

1.3Superseding of inconsistent provisions. This Amendment supersedes the provisions of the ESOP to the extent those provisions are inconsistent with the provisions of this Amendment.

1.4Construction. Except as otherwise specifically provided in this Amendment, any reference to “Article” or “Section” in this Amendment refers only to Articles and Sections within this Amendment, and is not a reference to the ESOP.

ARTICLE II.
SERVICE CREDIT OF EMPLOYEES OF PEGASUS BANK

2.1Effective date. The provisions of this Article II shall be effective as of January 1, 2020.

2.2Participation.  Pegasus Bank shall be permitted to be a participating employer in the ESOP effective as of January 1, 2020.

2.3Eligibility and Vesting Service Credit for Employees of Pegasus Bank.  With respect to persons who are employed by Pegasus Bank as of August 15, 2019 and continue such employment through December 31, 2019, subject to the ESOP’s break in service provisions, employment service with Pegasus Bank shall be counted as employment service under the ESOP for purposes of determining eligibility to participate and vesting.

ARTICLE III.
ALLOCATION OF CONTRIBUTIONS

For purposes of allocating Employer Contributions under the ESOP, the Compensation of participants who become eligible to participate in the ESOP pursuant to Section 2.3 above shall only include Compensation paid on or after January 1, 2020.

ARTICLE IV.
ENTRY DATE

Effective as of January 1, 2020, Section 3.2 of the ESOP’s governing document is amended to read as follows:

3.2Entry Date.  The Participation of an Employee eligible to become a Participant shall commence as of January 1, April 1, July 1 or October 1 whichever occurs first, after such Employee satisfies the Age and Eligibility Service Requirements.

ARTICLE V.
DISTRIBUTION OF DIVIDENDS

Effective as of January 1, 2020, Section 8.1 of the ESOP’s governing document is amended in its entirety to read as follows:

8.1Payment of Dividends.  The Employer, in its sole discretion, may designate that cash dividends paid with respect to Employer Securities be applied under one of the following options:

(a)the dividends may be paid in cash directly by the Employer to Participants based on the number of shares allocated to such Participant’s accounts; or

(b)the dividends may be paid in cash to the Trustee and applied to the payment of principal and interest on the balance of any Exempt Loan which is outstanding without regard to the Employer Securities which have been or are allocated or held in the suspense account pending their release from encumbrance; provided, only dividends on Employer Securities which have been acquired with an Exempt Loan may be used for this purpose.  This provision shall apply only if Employer Securities with a fair market value of not less than the amount of the dividends are allocated to Participant accounts for the year in which the dividends would have been allocated to Participant accounts had they not been designated for payment on the Exempt Loan.  Only dividends related to Employer Securities acquired by the Plan on or after August 4, 1989, may be used under this subsection (b).

(c)the dividends paid with respect to shares of Employer Securities allocated to Participants’ ESOP Accounts may be allocated among and credited to the Accounts maintained in the Plan for each Participant to reflect assets other than Employer Securities ( a ”Participant’s Cash Account”) in accordance with the number of shares of Employer Securities allocated to each such Participant’s ESOP Account compared to the number of shares of Employer Securities allocated to all Participants’ ESOP Accounts.  Amounts held in Participants’ Cash Accounts may be reinvested in additional shares of Employer Securities subject to the Participant’s rights to diversify pursuant to Section 9.6.

The Committee may, in its discretion, allow each Participant (an “Electing Participant”) to elect in accordance with procedures adopted by the Committee to either:

(a)Receive directly from the Company in cash the amount of dividends payable to the Plan with respect to the Employer Securities allocated to such Electing Participant’s Account;

(b)Receive in cash from the Plan the amount of dividends received by the Plan with respect to the Employer Securities allocated to such Electing Participant’s Account provided that such amount must be distributed from the Plan not later than 90 days after the end of the Plan Year in which such dividends are received by the Plan; or

(c)Have such dividends reinvested in Employer Securities to be allocated to such Electing Participant’s Account.

In the absence of an election from a Participant, the Participant shall be deemed to have elected to have such dividends invested in Employer Securities with respect to any distribution made pursuant to this Section 8.1.

Dividends used for purposes of one of the alternatives above shall be a deductible contribution by the Employer pursuant to Section 404(k) of the Code in addition to any other deduction allowed under Section 404 of the Code.  The deduction shall apply to the Employer’s taxable year in which the dividends are paid or distributed to Participants.  If dividends are applied under subsection (b) above, the deduction shall apply to the Employer’s taxable year in which the loan payment occurs.  In no event may such dividends be used for the evasion of taxation.

This amendment has been executed this 19th day of December, 2019.

BANCFIRST CORPORATION

By:	/s/ Randy Foraker
Name:	Randy Foraker
Title:	EVP

EMPLOYER

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